For information contact:
Wayne Pratt
Executive Vice President, Chief Financial Officer
Syntax-Brillian Corporation
(602) 389-8797
wayne.pratt@syntaxbrillian.com
SYNTAX-BRILLIAN CORPORATION REPORTS RECORD RESULTS
FOR ITS SECOND FISCAL QUARTER ENDED DECEMBER 31, 2005
TEMPE, ARIZ., February 21, 2006 – Syntax-Brillian Corporation (Nasdaq: BRLC), a manufacturer and marketer of LCD and LCoSTM HTDVs and digital entertainment products, today announced its financial results for its second fiscal quarter ended December 31, 2005.
For the quarter ended December 31, 2005, Syntax-Brillian reported record revenue of $60.2 million, up 109% from the year-ago quarter. Year-to-date revenue was $87.5 million, up 128% from the six months ended December 31, 2004. Net loss in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, for the quarter was $1.3 million compared with net income of $414,000 for the second fiscal quarter of 2004. GAAP net loss for the six months ended December 31, 2005 was $2.0 million compared with net income of $222,000 for the comparable period of 2004. GAAP net loss per share was $0.04 for the second quarter of fiscal 2006 compared with net income per share of $0.01 for the second quarter of fiscal 2005. Year-to-date net loss per share was $0.06 compared with net income per share of $0.01 for the comparable period of fiscal 2005.
Results for the second quarter of fiscal 2006 include non-cash compensation charges of $1.4 million related to employee stock options, including $1.2 million resulting from stock options and restricted stock units that vested upon completion of the merger between Syntax and Brillian; depreciation and amortization expense of $396,000, including amortization of intangible assets recorded as part of the purchase valuation of $87,000; and non-cash interest expense of $643,000 as a result of conversion of Convertible Debentures into common stock. Results for the six months ended December 31, 2005 included non-cash compensation charges of $3.7 million, depreciation and amortization expense of $485,000, and non-cash interest expense of $643,000.
Adjusted EBITDA (a) for the second quarter of fiscal 2006 was $1.6 million compared with $803,000 for the second quarter of fiscal 2005. Adjusted EBITDA for the six months ended December 31, 2005 was $3.5 million compared with $672,000 for the comparable period of the prior year.
The merger of Syntax and Brillian was completed on November 30, 2005. As a result, the results of operations for the three and six months ended December 31, 2005 include only one month of the operations conducted by Brillian prior to the merger.
Syntax-Brillian ended the quarter with cash, cash equivalents, and short-term investments of $10.1 million, working capital of $24.3 million, stockholders’ equity of $56.1 million, and $9.6 million of long-term debt and redeemable convertible preferred stock, net of discount. At December 31, 2005,
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Syntax-Brillian had used it entire borrowing capacity under its $20 million line of credit. On January 31, 2006, Syntax-Brillian entered into a revised agreement with its lender to increase the amount of availability under its line of credit to $28.0 million.
“Our first month as a combined company proved both exciting and challenging. We enjoyed record revenues during the holiday season, added new retail customers, commenced shipment of our new 1080p LCoS RPTV and booked more LCoS based revenue than any period in Brillian’s prior history. At the same time, as resources necessary to support reorders of our sold out products were stretched thin, we were successful in raising $16 million over the holiday season from a small group of institutional investors. Our performance as it relates to LCD unit shipments came in on plan and did not include units shipped in the last week of the quarter because our revenue recognition criteria had not been met. Adjusted EBITDA came in ahead of our expectations. Response to our new products at the Consumer Electronics Show in January was outstanding. All in all, I am very pleased with the start of Syntax-Brillian and look forward to 2006 as a high growth year for our company,” said Vincent F. Sollitto, Jr. Chairman and CEO of Syntax-Brillian.
Highlights for the quarter ended December 31, 2005
The highlights and accomplishments for the quarter ended December 31, 2005 include the following:
•	Successful completion of the merger of Syntax and Brillian on the originally planned timetable.

•	Record revenue of $60.2 million, a 109% increase over last year’s comparable quarter.

•	Record unit shipment volume of approximately 95,000 units represented a 144% increase over the prior year comparable quarter.

•	Positive Adjusted EBITDA of $1.6 million and $3.5 million for the three and six months ended December 31, 2005, respectively.

•	Expanded our distribution channel by making first shipments to three new retailers.

•	Completed $16 million Preferred Stock financing.

•	Received an order for LCoS microdisplays in excess of $1 million.

•	Received first order for sale of LCoS light engines.

•	Introduced 65” 1080p LCoS Rear-Projection Television and began shipments.

•	Syntax-Brillian’s 65” 720p LCoS Rear-Projection Television won “Product of the Year” award from PC Magazine.

•	Hollywood’s world famous Shrine Auditorium selected Olevia LCD TVs as the official flat panel displays of their newly-renovated arts and entertainment center.

•	Olevia continued to garner media and industry awards including a “Top 10 Home Theater Products of 2005” from About.com, Tech living’s “Hot List” 2005, and winner of the “Best Multi-Room Video Display” at the 2005 Electronic House Expo Multi-Room Audio/Video Awards.
Business Outlook
Syntax-Brillian also provided the following business outlook for its third quarter of fiscal 2006, ending March 31, 2006, its full fiscal year ending June 30, 2006, and for the full calendar year ending December 31, 2006.
For the quarter ending March 31, 2006, Syntax-Brillian anticipates revenue to be in the range of $48 million to $53 million, predominately from sales of LCD TVs on shipment volumes of 70,000 to 75,000 units. For the quarter ending March 31, 2006, gross margins in the range of 12% to 13% for the LCD TV segment are anticipated. The quarter ending March 31, 2006 will include a full quarter of LCoS operations. Because of low manufacturing volumes and the fixed-cost nature of the LCoS operations, it is anticipated that combined gross margins will be approximately 7% to 9%. Net loss for the quarter ending March 31, 2006 is anticipated to be in the range of $5.8 million to $6.3 million, or $0.13
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to $0.14 per share. Adjusted EBITDA for the three months ending March 31, 2006 is anticipated to be in the range of negative $3 million to negative $3.5 million.
For the fiscal year ending June 30, 2006, Syntax-Brillian anticipates revenue to be in the range of $190 million to $210 million, predominately from the sales of LCD TVs on shipment volumes of approximately 290,000 to 310,000 units. Gross margins for the LCD segment for the full fiscal year are anticipated to be in the range of 13% to 15%. Full year combined gross margins, including the LCoS operations are anticipated to be in the range of 10% to 12%. Net loss for the fiscal year ending June 30, 2006 is anticipated to be in the range of $10 million to $12 million, or $0.23 to $0.27 per share. Adjusted EBITDA for the fiscal year ending June 30, 2006 is anticipated to be in the range of negative $1.5 million to positive $0.5 million.
For the full 2006 calendar year, Syntax-Brillian anticipates revenue to be in the range of $310 million to $340 million consisting of approximately 85% to 90% from the LCD segment and 10% to 15% from the LCoS segment. Gross margins for the LCD segment are anticipated to be 15% to 17%. Full calendar year combined gross margins, including the LCoS segment are also anticipated to be in the range of 15% to 17%. Net loss is expected to be in the range of $2.0 million to break-even, or $0.04 to $0.00 per share. Adjusted EBITDA for the full calendar year ending December 31, 2006 is anticipated to be in the range of $14 to $16 million.
Syntax-Brillian will host a conference call today, February 21, to discuss its second quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Web cast and is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Syntax-Brillian’s Web site at www.syntaxbrillian.com under the Investor Relations section. Syntax-Brillian will maintain an audio replay of this conference call on its Web site through March 31, 2006. No other audio replay will be available.
About Syntax-Brillian Corporation
Syntax-Brillian is one of the world’s leading manufacturers and marketers of LCD and LCoS™ HDTVs and digital entertainment products. The company’s lead products include its Olevia brand of widescreen HDTV-ready LCD TVs — one of the fastest growing global TV brands — and its next generation Gen II LCoS™ 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian’s global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.
Brillian, UltraContrast, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the future operating results of the Company, including expectations regarding revenue, gross margins, earnings (losses), and non-cash expenses for the third quarter of fiscal 2006 ending March 31, 2006, the full fiscal year ending June 30, 2006, and the full calendar year ending December 31, 2006. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the Company’s products; (b) changes in the market for customers’ products; (c) the failure of the company’s products to deliver commercially acceptable performance; (d) the ability of the company’s management, individually or collectively, to guide the Company in a successful manner; and (e) other risks as detailed in Brillian’s Annual Report on Form 10-K, the Registration Statement on Form S-4 filed in connection with the merger, and the Registration Statement on Form S-3 filed on February 10, 2006.
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SYNTAX-BRILLIAN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Total net sales	$60,155	$28,809	$87,512	$38,466

Cost of Sales	53,321	25,836	75,059	34,252

	6,834	2,973	12,453	4,214

Operating expenses:
Selling, distribution and marketing	1,988	698	2,926	1,070
General and administrative	4,460	1,521	9,586	2,549
Research and development	627	—	627	—

	7,075	2,219	13,139	3,619

Operating income (loss)	(241)	754	(686)	595

Interest, net	(991)	(85)	(1,283)	(117)

Net income (loss) before income taxes	(1,232)	669	(1,969)	478

Income tax expense	(79)	(255)	—	(256)

Net income (loss)	$(1,311)	$414	$(1,969)	$222

Income (loss) per common share:
Basic and diluted	$(0.04)	$0.01	$(0.06)	$0.01

Weighted Average Number of Common Shares:
Basic and diluted	37,219	29,860	35,529	29,063

Home of Olevia HDTV
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SYNTAX-BRILLIAN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	December 31,	June 30,
	2005	2005
ASSETS

Current Assets:
Cash and cash equivalents	$10,140	$1,804
Accounts receivable and due from factor, net	43,057	15,573
Inventories	29,021	15,139
Deferred income taxes, current portion	1,060	2,060
Other current assets	1,663	1,772

Total current assets	84,941	36,348
Property, plant and equipment, net	11,707	816
Deferred income taxes, non-current portion	1,000	—
Intangible assets	21,365	—
Goodwill	2,645	—
Other assets	4,368	46
Investment	424	424

	$126,450	$37,634

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Amounts payable under credit facility	$20,793	$12,049
Notes payable	1,300	461
Accounts payable	22,277	9,287
Accrued rebates payable	7,097	1,382
Deferred warranty revenue	3,645	1,995
Income taxes payable	96	1,510
Accrued liabilities	5,423	2,667

Total current liabilities	60,631	29,351

Long-term debt, net of discount	3,186	—
Redeemable, convertible preferred stock, net of discount	6,453	—
Deferred income taxes	49	49

Commitments and Contingencies

Stockholders’ Equity:
Contributed capital – Syntax Groups Corporation	—	8,234
Common stock	43	—
Additional paid-in capital	58,057	—
Accumulated deficit	(1,969)	—

Total stockholders’ equity	56.131	8,234

	$126,450	$37,634

     (a) Use of Non-GAAP Financial Measures
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Syntax-Brillian provides additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe
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that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our future prospects, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. The Company uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. This measure is also used by the Company in its financial and operating decision making.
Syntax-Brillian defines “Adjusted EBITDA” as net income, before interest, taxes, depreciation, amortization, and equity related compensation. Syntax-Brillian considers Adjusted EBITDA to be an important indicator of the company’s operational strength and performance of its business and a good measure of the company’s historical operating trend.
Adjusted EBITDA should be considered in addition to, not as a substitute for, the company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.
Reconciliation of Non-GAAP Financial Measures
In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure.
SYNTAX-BRILLIAN CORPORATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
(unaudited)
(in thousands)

	Three Months		Six Months
	Ended December 31,		Ended December 31,
	2005	2004	2005	2004
Net income (loss)	$(1,311)	$414	$(1,969)	$222

Income tax expense	79	255	—	256
Interest, net	991	85	1,283	117
Depreciation and amortization	396	49	485	77
Equity related compensation	1,442	—	3,670	—

Adjusted EBITDA	1,597	803	3,469	672

Home of Olevia HDTV
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